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[LOGO]                                              The Brink's Company
                                                    1801 Bayberry Court
                                                    P.O. Box 18100
                                                    Richmond, VA 23226-8100 USA
                                                    Tel. 804.289.9600
                                                    Fax 804.289.9758

PRESS RELEASE

Contact:                                            FOR IMMEDIATE RELEASE
Investor Relations
804.289.9709


                 The Brink's Company Records $2.1 Million Charge
             in Second Quarter for Foreign Duties and VAT Penalties;
                    Reduces Estimated Range of Duty Penalties



     Richmond, Va. (August 9, 2004) - The Brink's Company (NYSE: BCO) reported today in its Quarterly Report on Form 10-Q for the second quarter that, following the receipt of additional information and a financial analysis of the situation, it recorded $2.1 million of expense for unpaid foreign duties and penalties for unpaid value-added taxes of one of Brink's, Incorporated's non-U.S. business units and revised its previously disclosed preliminary range of reasonably possible losses for penalties to be between $0 and approximately $50 million for unpaid customs duties.

The $2.1 million charge to earnings comprises the following:

                                                              Three Months Ended
(In millions)                                                    June 30, 2004
--------------------------------------------------------------------------------
Penalties on unpaid value-added taxes                            $      0.4
Duties                                                                  0.9
--------------------------------------------------------------------------------
    Amount charged to operating expenses                                1.3
Interest expense on unpaid value-added taxes and customs duties         0.8
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                                                                 $      2.1
================================================================================

     The Company evaluates many factors to determine whether it should recognize or disclose a loss contingency, including the probability of an unfavorable outcome and the ability to make a reasonable estimate of the amount of loss. The Company believes that the range of probable penalties related to unpaid value-added taxes is between $0.4 million and $3 million and that no amount within that range is a better estimate than any other amount within the range. Accordingly, the Company has accrued $0.4 million for these penalties.


                                     -more-

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     The  Company  has  concluded  that a loss  related to  penalties  on unpaid customs duties is not probable. The Company believes that the range of reasonably possible losses related to these penalties is between $0 and approximately $50 million. The Company believes that the assertion of these penalties would be excessive and would vigorously defend against any such assertion.

     The Company intends to pursue diligently the timely resolution of this matter and, accordingly, the Company's estimate of the potential losses could change materially in future periods. The assertion of potential penalties may be material to the Company's financial position and results of operations. These penalties could be asserted at any time. Although the Company has accrued $0.8 million of interest for the unpaid value-added taxes and customs duties, the Company does not expect to be assessed interest charges in connection with any penalties that may be asserted.

     The Company's investigation is ongoing. The Company has begun implementing measures designed to prevent similar situations in the future. The Company believes that the circumstances giving rise to this matter are isolated to this particular business unit.

This press release is meant to be read in conjunction with and is qualified in its entirety by the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2004 filed earlier today, which contains detailed disclosure regarding the investigation described in this release and its potential ramifications. This release contains both historical and forward-looking information. Statements regarding possible outcomes resulting from the failure to pay value-added tax and customs duties and the results of the ongoing investigation, including ultimate amounts to be paid, possible accruals, changes in estimates and financial impact on the Company involve forward-looking information, which is subject to known and unknown risks, uncertainties and contingencies. These risks, uncertainties and contingencies could cause actual results to differ materially from those that are anticipated.

Such risks, uncertainties and contingencies, many of which are beyond the control of The Brink's Company and its subsidiaries, include, but are not limited to, the evaluation of remedial alternatives, guidance received from third parties, the ongoing nature of the investigation and the impact of governmental inquiries, if any. The information included in this release is representative only as of the date of this release and The Brink's Company undertakes no obligation to update any information contained in this release.

About The Brink's Company
The Brink's Company (NYSE: BCO) is a global leader in business and security services. The Company's three businesses are Brink's, Incorporated, the world's premier provider of secure transportation and cash management services; Brink's Home Security, one of the largest and most successful residential alarm companies in North America; and BAX Global, an industry leader in freight transportation and global supply chain management solutions. For more information, please visit The Brink's Company website at www.brinkscompany.com, or call toll free 877-275-7488.


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